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                                                                 Exhibit (h)(4)

                                    AMENDMENT
                                       TO
                      TRANSFER AGENCY AND SERVICE AGREEMENT

         This AGREEMENT is made as of this 3rd day of August, 2006, by and between Investors Bank & Trust Company (the "Bank"), a Massachusetts trust company, and the Merrimac Series, a Delaware Trust (the "Trust").

         WHEREAS, the parties to this Agreement entered into a Transfer Agency and Service Agreement, as amended, dated June 1, 1998, (the "Transfer Agency Agreement") pursuant to which the Trust appointed IBT as its transfer agent, dividend disbursing agent and agent;

         WHEREAS, the parties entered into an amendment to the Transfer Agency Agreement dated October 1, 2003, (the "First Amendment"), pursuant to which the Trust delegated certain aspects of the Trust's anti-money laundering program to the Bank;

         WHEREAS, the parties hereto wish to further amend the First Amendment as provided herein;

         NOW, THEREFORE, the Trust and the Bank hereby agree as follows:

         1. Paragraph 1 to the First Amendment is amended to include an additional paragraph (f) which shall be read as follows:

         "(f) Transaction Monitoring and Suspicious Activity Reporting. The Bank will monitor transactions in Fund Customer accounts using a risk-based approach. Any suspicious or unusual activity identified will be reported promptly to the Bank's AML Compliance Officer. The Bank's AML Compliance Officer will contact the applicable Fund's AML Compliance Officer who will determine whether to file with FinCEN a Suspicious Activity Report ("SAR") on behalf of the Fund. If applicable, the Bank's AML Compliance Officer will ensure that a SAR is properly filed on behalf of the Bank. Both the Bank and each of the Funds will ensure that, at all times, they have appropriate and current section 314(b) certifications on file with FinCEN to permit such sharing of information."

         2. Paragraph 2 of the First Amendment shall be deleted in its entirety and is replaced with the following:

         "2. Certifications. The Bank and the Fund shall certify to the other, on an annual basis and in such form as they may mutually agree on, that:

         (a) it has established an AML Program which is reasonably designed to prevent money laundering or the financing of terrorist activities in accordance with the Acts;

         (b) it has designated an individual or individuals responsible for implementing and monitoring its AML Program;

         (c) it has provided, and will continue to provide, ongoing training for the appropriate personnel with respect to its AML Program;

         (d) it provides for periodic, but at a minimum annual, independent testing of those Policies; and

         (e) it has performed the functions it has agreed to perform pursuant to this Agreement."

         3. Miscellaneous

         3.1 This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

         3.2 This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall together, constitute only one instrument.

         3.3 Except as amended hereby, the Transfer Agency Agreement, as amended, shall remain in full force and effect.

         IN WITNESS WHEREOF, this agreement has been executed by the duly authorized officers of the parties to this agreement as of the date first above written.


INVESTORS BANK & TRUST COMPANY

By:           /s/ Stephen DeSalvo
              ----------------------------------------
Name:         Stephen DeSalvo
Title:        Managing Director


MERRIMAC SERIES

By:           /s/ Paul J. Jasinski
              ----------------------------------------
Name:         Paul J. Jasinski
Title:        President